FIRST AMENDMENT TO THE MEMBERSHIP INTEREST PURCHASE AGREEMENT

This FIRST AMENDMENT TO THE MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of June 29, 2012 (this “Amendment”), is by and between Smart Balance, Inc., a Delaware corporation (“Buyer”), and Hubson Acquisition, LLC, an Indiana limited liability company, in its capacity as Sellers’ Representative (“Sellers’ Representative”). All capitalized terms used and not otherwise defined herein have the respective meanings given to them in the Purchase Agreement (as such term is defined below).

WHEREAS, Hubson Acquisition, LLC, an Indiana limited liability company, Ehud Baron, Etai Baron, Rivka Grinberg, Yosef Lutwak, Chadwick White, Buyer, UHF Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer, and, solely for purposes of certain provisions thereof as specified therein, Allan B. Hubbard, in his personal capacity and in his capacity as Trustee of the Allan B. Hubbard Revocable Trust, and Devin Anderson entered into that certain Membership Interest Purchase Agreement, dated as of May 31, 2012 (the “Purchase Agreement”);

WHEREAS, Section 9.4 of the Purchase Agreement provides, among other things, that certain provisions of the Purchase Agreement, including Section 1.5 of the Purchase Agreement, may be amended by a written instrument duly executed and delivered by Buyer and Sellers’ Representative; and

WHEREAS, Buyer and Sellers’ Representative desire to enter into this Amendment to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements contained in this Amendment, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Section 1.5 of the Purchase Agreement is hereby amended by deleting each reference to “11:59 P.M. Colorado time” and replacing it with “12:01 A.M. Colorado time”.

2.	For purposes of calculating Working Capital of Company as of 12:01 A.M. Colorado time, checks received by Company prior to such time in payment of an account receivable shall not be deemed to relieve such account receivable unless such check shall have been cleared and cash in the amount thereof shall have been received by and is available (i.e., not in “float”) to Company in respect thereof prior to or as of 12:01 A.M. Colorado time. Sellers shall ensure that amounts received by Company after 12:01 A.M. Colorado time (in payment of account receivables or otherwise) are not distributed to Sellers by Company or applied towards the repayment of Company Indebtedness or the payment of any other obligations for which Sellers are responsible under the Purchase Agreement.

3.	For purposes of calculating Working Capital of Company as of 12:01 A.M. Colorado time, Working Capital shall be increased by an amount equal to the amount of cash of Company remaining in the bank accounts of Company listed on Schedule 3.24 of the Purchase Agreement as of 12:01 A.M. Colorado time and available (i.e., not in “float”) to Company at that time. Sellers shall ensure that any such cash is not distributed to Sellers by Company or applied towards the repayment of Company Indebtedness or the payment of any other obligations for which Sellers are responsible under the Purchase Agreement.

4.	Except as and to the extent expressly modified by this Amendment, the Purchase Agreement shall remain in full force and effect in all respects.

5.	This Amendment may be executed by facsimile signatures and in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

6.	This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the undersigned, have caused this Amendment to be executed by their duly authorized representatives as of the date first set forth above.

SMART BALANCE, INC.

By:	/s/ Norman J. Matar
Name: Norman J. Matar
Title: Executive Vice President, General Counsel

HUBSON ACQUISITION, LLC,
in its capacity as Sellers’ Representative

By:	/s/ Devin Anderson
Name: Devin Anderson
Title: CEO / President

[Signature Page to First Amendment to the Membership Interest Purchase Agreement]